Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Prospectus and Registration Statement on Form S-1 of our report dated March 11, 2019 on the consolidated financial statements of HarborOne Bancorp, Inc. as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, appearing in the Prospectus, which is a part of this Registration Statement on Form S-1.  We further consent to the use of our name and the reference to us appearing under the heading “Experts” in this Prospectus and Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

March 11, 2019